EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Employee Stock Purchase Plan of Conn’s, Inc. of our report dated September 12, 2003, with respect to the consolidated financial statements and schedule of Conn Appliances, Inc. included in the Registration Statement (Form S-1, No. 333-109046) filed with the Securities and Exchange Commission.

/S/    ERNST & YOUNG LLP

Houston, Texas

December 17, 2003